UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2005

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Delaware	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 1, 2005, The Greenbrier Companies, Inc. (the “Company”) granted an aggregate of 348,500 shares of the Company’s common stock to certain employees of the Company as restricted stock awards under the Company’s 2005 Stock Incentive Plan. The restricted stock awards vest annually for periods of up to five years. The restricted stock awards were granted to certain officers of the Company, including those listed below:

Number of Shares of Restricted
Name	Stock Granted
Robin Bisson	30,000
James Sharp	10,000
Clark Wood	10,000
Mark Rittenbaum	30,000
     On August 1, 2005 the Company entered into Change of Control Agreements with certain of its officers, including Robin Bisson, Mark Rittenbaum and James Sharp. The Change of Control Agreements provide that if, following a change of control of the Company, the officer’s employment is terminated by the Company without cause or by the officer for good reason during the change of control period, or by the officer for any reason during a 30-day window period one year following the change of control, the executive is entitled to severance benefits equal to a multiple of his annual base salary and the average of his most recent two annual bonuses, continuation of health and welfare benefits for a number of years equal to the multiple, and accelerated vesting of all unvested stock options and restricted stock grants. The multiple is three for Mr. Bisson and two and one-half for each of Mr. Rittenbaum and Mr. Sharp.
Item 9.01 Financial Statements and Exhibits
          (c) Exhibits:

Exhibit No.	Description

10.1	Form of Director Restricted Share Agreement related to the 2005 Stock Incentive Plan

10.2	Form of Employee Restricted Share Agreement related to the 2005 Stock Incentive Plan

10.3	Form of Change of Control Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: August 5, 2005	By:	/s/ Larry G. Brady
Larry G. Brady
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)